Exhibit 99.1

Statement by Walmart Inc. with respect to the Abatement Ruling for a Single, Two County Trial in the Multidistrict Litigation in the U.S. District Court for the Northern District of Ohio involving Opioids

Plaintiffs’ attorneys sued Walmart in search of deep pockets, and this judgment follows a trial that was engineered to favor the plaintiffs’ attorneys and was riddled with remarkable legal and factual mistakes. We will appeal.

Instead of addressing the real causes of the opioid crisis like pill mill doctors, illegal drugs, and regulators asleep at the switch, plaintiffs’ lawyers wrongly claimed that pharmacists must second-guess doctors in a way the law never intended and many federal and state health regulators say interferes with the doctor-patient relationship.

As a pharmacy industry leader in the fight against the opioid crisis, Walmart is proud of our pharmacists, who are dedicated to helping patients in the face of a tangled web of conflicting federal and state opioid guidelines.